                                   EXHIBIT 11
                         J. BAKER, INC. AND SUBSIDIARIES
          Computation of Primary and Fully Diluted Earnings Per Share*


                                                                       Quarter Ended                         Year Ended
                                                                February 3,        January 28,        February 3,      January 28,
                                                                   1996               1995               1996             1995
                                                                ----------         ----------         ----------       ----------
PRIMARY:

Net Earnings                                                    $  690,603         $6,692,957       $(38,602,114)     $23,616,171
                                                                 =========          =========        ===========       ==========


Weighted average number of common
     shares outstanding                                         13,872,378         13,840,534         13,858,273       13,831,552
                                                                ==========         ==========        ===========       ==========


Earnings (Loss) Per Share                                          $0.0498             $0.484            $(2.790)          $1.707
                                                                ==========         ==========        ===========        =========


ASSUMING FULL DILUTION:

Net Earnings (Loss) (1)                                         $  690,603         $7,476,957       $(38,602,114)     $26,752,171
                                                                 =========          =========        ===========       ==========

Weighted average number of common
    shares outstanding                                          13,872,378         13,840,534         13,858,273       13,831,552

Dilutive effect of outstanding stock options
    and warrants                                                     4,927            152,826             47,272          190,405
Dilutive effect of convertible subordinated debt                         -          4,341,085                  -        4,341,085
                                                                ----------          ---------          ---------       ----------

Weighted average number of common
    shares as adjusted                                          13,877,305         18,334,445         13,905,545       18,363,042
                                                                ==========         ==========         ==========       ==========

Earnings (Loss) Per Share                                           $0.050             $0.408            $(2.776)          $1.457
                                                                ==========         ==========         ==========       ==========


1 For the purpose of calculating fully diluted earnings per share for the quarter and year ended January 28, 1995, the conversion of the 7% convertible debt results in an after tax benefit from reduced interest expense.

* This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K.